AMENDED & RESTATED

DISTRIBUTION AND SERVICE PLAN

PURSUANT TO RULE 12B-1

(Class R Shares Only)

WHEREAS, TANAKA Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (each a “Fund” and together the "Funds”) may be established and designated from time to time;

WHEREAS, the Board of Directors of the Company has determined to adopt a Distribution and Service Plan (the "Plan") in accordance with the requirements of Rule 12b-1 under the Act and has determined that there is a reasonable likelihood that the Plan will benefit the Company and its shareholders;

WHEREAS, the Company desires to both act as a distributor of the Class R shares of the Fund(s) and to enter into agreements with dealers and other financial service organizations to obtain various distribution- related and/or shareholder services for the Fund(s), all as permitted and contemplated by Rule 12b-l adopted under the Act, it being understood that to the extent any activity is one which the Fund(s) may finance without a Rule 12b-l plan, the Fund(s) may also, make payments to finance such activity outside such a plan and not subject to its limitation;

NOW THEREFORE, the Company hereby adopts the Plan to apply only to Class R shares of the Fund(s) on the following terms and conditions:

1.	The Plan will pertain to the Class R shares of TANAKA Growth Fund and the Class R shares of such other Funds as shall be designated from time to time by the Board of Directors in any supplement to the Plan.

2.	The Funds may charge a fee for distribution and/or shareholder servicing activities of not greater than 0.25%, on an annualized basis, of each Fund's average daily net assets attributable to Class R shares; provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restrictions imposed by rules of the Financial Industry Regulatory Authority (“FINRA”).

3.	The fees set forth in paragraph 1 of this Plan shall be paid to brokers, dealers and other financial institutions, including the investment adviser(s) to the Fund(s), as applicable (collectively, the "Service Organizations"), for services in connection with activities or expenses primarily intended to result in the sale of Class R shares of a Fund, including, but not limited to, compensation for sales and marketing activities, including incentive compensation, relating to various distribution related services for the Fund(s). Additionally, fees under this Plan may be paid for various shareholder servicing activities, which may include but are not limited to, servicing shareholder accounts by processing new shareholder account applications, preparing and transmitting to a Fund's Transfer Agent computer processable tapes of all transactions by customers, and serving as the primary source of information to customers in answering questions concerning the Fund(s) and customer transactions with the Fund(s) for which a continuing fee may accrue immediately after the sale of shares. It is expressly understood the Adviser(s) to the Fund(s) may receive fees under this Plan for shareholder servicing activities. Each Fund itself, as well as Service Organizations, are authorized to engage in advertising, the preparation and distribution of sales literature, and other promotional activities on behalf of the Fund(s). In addition, this Plan hereby authorizes payment by each Fund of the cost of preparing, printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of-implementing and operating the Plan as well as payment of capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead costs. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

4.	The Plan shall not take effect with respect to the Class R shares of a Fund until it has been approved by a vote of at least a majority of the outstanding Class R voting securities of a Fund (as defined in the Act), if the Class R shares of the Fund have already been publicly offered. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to the Class R shares of a Fund if a majority of the outstanding Class R voting securities of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Company or of any other Fund or class.

5.	The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by the vote of a majority of both (a) the Board of Directors of the Company, and (b) those Directors of the Company who are not "interested persons" (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

6.	The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 5.

7.	Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreements shall provide to the Company's Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.	Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding Class R voting securities of the Fund (as defined in the Act), on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

9.	The Plan may be terminated at any time with respect to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors, or by vote of a majority of the outstanding Class R voting securities of the Fund (as defined in the Act).

10.	The Plan may be amended at any time with respect to a Fund by the Company's Board of Directors, with the separate concurrence of the Plan Directors, provided that (a) any amendment to increase materially the costs which a Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Class R voting securities of the Fund (as defined in the Act), and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

11.	While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company.

12.	The Company shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 7 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

13.	It is understood and expressly stipulated that neither the holders of shares of the Company, nor any Director, officer, agent or employee of the Company, shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Company only shall be liable.

IN WITNESS WHEREOF, the Company has adopted this Distribution and Service Plan Pursuant to Rule 12b-1 under the Act to be effective as of the ___ day of __________, 1998.

TANAKA FUNDS, INC.

By: /s/ Graham Tanaka

Its: President

Amendments and Restatements approved by the Directors, including the separate concurrence of the Plan Directors, on December ___, 2020